Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Dutch Bros Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share	Rule 457(r)	13,269,230(2)	$26.00	$344,999,980	$110.20 per $1,000,000	$38,019.00
	Total Offering Amounts				—	$344,999,980	—	$38,019.00
	Total Fees Previously Paid							—
	Total Fee Offsets						—	—
	Net Fee Due						—	$38,019.00
(1)Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-274368) on September 6, 2023 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.
(2)Includes 1,730,769 shares of the Registrant’s Class A Common Stock that the underwriters have an option to purchase.